As filed with the Securities and Exchange Commission on June 17, 2016.
                       Registration No. 033-32497
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

OWENS & MINOR, INC.
 (Exact name of registrant as specified in its charter)

Virginia	54-1701843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9120 Lockwood Boulevard Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip code)

Owens & Minor 401(k) Savings and Retirement Plan
(Full title of the plan)

Nicholas J. Pace, Esq.
Senior Vice President, General Counsel, and Corporate Secretary
9120 Lockwood Boulevard
Mechanicsville, Virginia 23116
(Name and address of agent for service)

(804) 723-7000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)            Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

Owens & Minor, Inc., a Virginia corporation (the "Company"), is filing this Post-Effective Amendment No. 2 to deregister certain shares of common stock and related plan participation interests originally registered pursuant to the Registration Statement on Form S-8 (File No. 033-32497) (the "Registration Statement"). The Registration Statement initially registered an aggregate of 100,000 shares of the Company's common stock, $2.00 par value per share ("Common Stock") and an indeterminate amount of plan interests to be offered and sold pursuant to the Owens & Minor 401(k) Savings and Retirement Plan (the "Plan").

The Plan no longer offers Common Stock as an investment option.  Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, pursuant to the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any remaining shares of Common Stock and all plan interests that were registered for issuance pursuant to the Registration Statement and that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Hanover, Commonwealth of Virginia, on June 17, 2016.

OWENS & MINOR, INC.

By:	/s/ Nicholas J. Pace
Nicholas J. Pace
Senior Vice President, General Counsel and Corporate Secretary

No other person is required to sign this post-effective amendment on behalf of the registrant in reliance upon Section 478 of the Securities Act of 1933.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Hanover, Commonwealth of Virginia, on June 17, 2016.

OWENS & MINOR 401(k) SAVINGS AND
RETIREMENT PLAN

By:	/s/ Jay Romans
Jay Romans
Senior Vice President, Human Resources

4